Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of USCB Financial Holdings, Inc. of our report dated March 24, 2022 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of USCB Financial Holdings, Inc. for the year ended December 31, 2021.

/s/ Crowe LLP

Fort Lauderdale, Florida

June 9, 2022